As filed with the Securities and Exchange Commission on July 1, 2009

Registration No. 333-139126

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 4

to

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

I-many, Inc.

(Exact name of registrant as specified in its charter)

Delaware	01-0524931
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

399 Thornall Street, 12th Floor,

Edison, NJ 08837

(800) 832-0228

(Address, including zip code, and telephone

number including area code, of registrant’s

principal executive office)

Robert G. Schwartz, Jr.

General Counsel

I-many, Inc.

511 Congress Street,

6th Floor Portland, ME 04101

(207) 774-3244

(Name, address, including zip code and telephone

number, including area code, of agent for service)

Copies of all communications to:

Bruce K. Fenton, Esq.

Pepper Hamilton LLP

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, Pennsylvania 19103

(215) 981-4000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 4 (“Post-Effective Amendment”), filed by I-many, Inc., a Delaware corporation (the “Company”), removes from registration all unsold shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), registered under the Registration Statement on Form S-3 (Registration Number 333-139126) filed by the Company on December 5, 2006, as amended, (the “Registration Statement”) with the Securities and Exchange Commission pertaining to the registration of 4,596,299 shares of Common Stock being offered by certain “selling stockholders” named in the Registration Statement.

On April 29, 2009, the Company entered into an Agreement and Plan of Merger with Sapphire Stripe Holdings, Inc., a Delaware corporation (“Holdings”), and Sapphire Stripe Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of Holdings (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Holdings (as amended from time to time, the “Merger Agreement”).

On June 25, 2009, the Company held a special meeting of shareholders at which the Company’s shareholders adopted the Merger Agreement. The Merger became effective at 10:42 a.m. on June 25, 2009 (the “Effective Time”). At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time was converted into the right to receive $0.61 in cash, without interest.

As a result of the Merger, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement. The Company hereby removes from registration all shares of Common Stock registered under the Registration Statement that remain available for issuance and sale thereunder as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 (the “Act”), and in accordance with Rule 478(a)(4) under the Act,
I-many, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Edison, New Jersey, on the 1st day of July, 2009.

I-many, Inc.

By:	/s/ Kevin M. Harris
Kevin M. Harris Chief Financial Officer